Securities and Exchange Commission
Office of the Chief Accountant
Washington, D.C. 20549

We were previously independent accountants for Commonwealth Biotechnologies, Inc. (CBI) and, on February 9, 1998, we reported on the financial statements of CBI.as of and for the two years ended December 31, 1997. On February 23, 1998, we were dismissed as Commonwealth Biotechnologies, Inc.'s independent accountants. We have read CBI's statements included under Item 4 of its Form 8-K dated February 23, 1998, and we agree with such statements.



Goodman & Company, L.L.P.


Richmond, VA
March 2, 1998